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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
California Community Bancshares, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-94763, No. 333-35974 and No. 333-35972) on Form S-8 of California
Community Bancshares, Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of California Community Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2000, annual report on Form 10-K of California Community Bancshares, Inc.


                                      KPMG LLP

Los Angeles, California
March 23, 2001